Exhibit 99.1

Thursday, October 22, 2009	Thomas J. Shara
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports Third Quarter Results

Oak Ridge, NJ – October 22, 2009 — Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported third quarter Net Income of $2.0 million compared to $5.9 million for the same period of 2008. Net Income Available to Common Shareholders was $1.1 million or $0.05 per diluted share compared to $5.9 million, or $0.25 per diluted share for the same period last year. Net Loss Available to Common Shareholders for the first nine months of 2009 was $9.8 million or a loss of $0.42 per share, as compared to Net Income of $14.3 million, or $0.61 per diluted share for the same period last year.

The third quarter’s results were impacted by a loan and lease loss provision of $4.7 million, as compared to $3.3 million for the same period last year. Of the total third quarter provision, $1.3 million was allocated to leasing. Year-to-date, the loan and lease loss provision totaled $45.2 million, as compared to $12.7 million for the first nine months of 2008. Of the total provision this year, $35.4 million was allocated to leasing.

In the third quarter of 2009, the Company continued to reduce its exposure in the leasing business. Total leases, including leases held for sale, amounted to $139.0 million at September 30, 2009, a $54.6 million, or 28%, decline from the $193.6 million at June 30, 2009. Leases held for sale were $8.9 million at September 30, 2009, down from $39.2 million at June 30, 2009. The reduction in total leases includes the sale in the third quarter of approximately $27.9 million of leases, and other lease related transactions, which resulted in a loss on leasing related assets of $709,000. At September 30, 2009, leases now represent 7% of total loans and leases compared to 15% at year end 2008.

The Company declared a quarterly cash dividend of $0.05 per common share, payable on November 13, 2009 to holders of record as of the close of business on November 2, 2009. The Company also declared a dividend of 5% for the quarterly dividend payment due November 16, 2009 for the preferred stock issued to the U.S. Treasury under the Capital Purchase Program.

-continued-

“The $172 million or 55% reduction in our leasing portfolio year to date, including the $55 million reduction in the third quarter, demonstrates our continued commitment to substantially reduce our exposure in this line of business,” stated Thomas J. Shara, President and CEO. “Our core bank continues to experience strong growth in both core deposits and loans. Core Deposits increased 10% including a 7% increase in non-interest bearing deposits. Total loans, excluding leases, have increased 6% year to date.”

“The Bank has experienced some deterioration in asset quality this quarter,” Mr. Shara continued. “Non-performing assets of $43.3 million rose to 1.56% of Total Assets up from 1.11% at June 30. However, this includes $5.6 million related to our leasing business and only four commercial loans exceeding $1 million. Past due loans over 90 days declined to $2.3 million at September 30 from $4.2 million at June 30.”

Earnings

Net Interest Income

Net interest income for the third quarters of 2009 and 2008 were $23.0 million. Net interest margin for the third quarter of 2009 was 3.62%, compared to the 3.92% reported in the third quarter of 2008, and 3.63% for the second quarter this year. The yield on interest-earning assets declined to 5.18% in the third quarter of 2009 compared to 6.12% for the same period last year. This decrease reflects the declining interest rate environment along with a lower percentage of earning assets being deployed in loans, as the lease portfolio continues to decrease. The cost of interest bearing liabilities decreased from 2.57% in the third quarter of 2008 to 1.84% in the third quarter of 2009. The decrease in yield was due to the continued active management of deposit rates this quarter.

Year-to-date, net interest income was $68.4 million, or 3% higher than the $66.1 million reported for the first nine months of 2008. Net interest margin for the first nine months of 2009 at 3.68% compared to 3.82% for the same period last year. The Company’s yield on earning assets decreased from 6.22% for the first nine months of 2008, to 5.38% for the first nine months of 2009. The Company’s cost of interest bearing liabilities decreased from 2.78% for the first nine months of 2008 to 2.00% for the first nine months of 2009.

Noninterest Income

Noninterest income totaled $3.6 million for the third quarter of 2009, as compared to $4.2 million for the same period last year. Included in this category was the $709,000 loss on leasing related assets, as compared to a gain of $109,000 for the same period last year. Service charges on deposit accounts totaling $2.8 million, decreased by 3% for the same period in 2008, primarily due to reduced overdraft fees collected, while commissions and fees at $1.0 million increased by 23%, primarily due to increased loan fees and investment services commission income.

Noninterest income totaled $11.9 million for the first nine months of 2009 compared to $13.3 million for the same period last year. The decrease in this category is primarily due to a $1.1

-continued-

million loss on leasing related assets, as compared to a gain of $921,000 last year. Service charges on deposit accounts at $8.1 million were down 2% primarily due to reduced overdraft fees collected, while commissions and fees increased by 3%, primarily due to increased loan fees.

Noninterest Expense

Noninterest expense for the third quarter of 2009 was $17.1 million, compared to $14.9 million for the same period last year. Salary and benefit expense at $8.5 million increased by $263,000, or 3%, reflecting increased staffing levels and normal salary increases. Occupancy, furniture and equipment expenses at $2.8 million increased 6%, primarily due to two new branch offices that were opened subsequent to the third quarter of 2008. FDIC insurance expense at $1.2 million increased by $901,000, while collection expense at $405,000 increased by $324,000, due to leasing related collection costs. Other expenses at $2.6 million increased by $338,000, primarily due to an increase in legal fees and appraisal costs.

For the first nine months of 2009, noninterest expense was $53.5 million, compared to $44.7 million in 2008. Salary and benefit costs increased by $1.5 million, or 6%, to $25.9 million. Occupancy, furniture and equipment expenses increased by $515,000, or 6%, to $8.8 million, while FDIC insurance expense at $4.5 million increased by $3.6 million. Other repossessed asset expense at $917,000 and collection expense at $1.3 million, respectively, increased by $883,000 and $998,000, due to leasing related items. Other expenses at $8.1 million increased by $975,000 primarily due to a $704,000 expense incurred in the second quarter of 2009 relating to the pretax payout on a life insurance benefit.

Financial Condition

At September 30, 2009, total assets were $2.77 billion, an increase of 5% this year. Total loans were $1.96 billion, a decrease of $66.0 million from $2.03 billion at year-end 2008. An increase in commercial loans and residential mortgage loans of $64.7 million, or 6%, and $38.0 million, or 11%, respectively, were more than offset by a decrease of $172.5 million, or 55%, in leases. Investment securities totaled $576.2 million at September 30, 2009, an increase of $183.9 million, or 47% from year-end 2008.

Total deposits were $2.14 billion, an increase of $88.0 million, or 4%, from December 31, 2008. Of this overall increase, $21.1 million was in noninterest bearing demand deposits, a 7% increase from December 31, 2008. The loan-to-deposit ratio on September 30, 2009 was 92%, as compared to 99% on December 31, 2008. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.59 billion and represented 74% of total deposits at September 30, 2009, as compared to 70% at year-end 2008.

Asset Quality

At September 30, 2009, non-performing assets totaled $43.3 million (1.56% of total assets) compared to $30.2 million (1.11% of total assets) at June 30, 2009. The Allowance for Loan and Lease Losses totaled $24.1 million at September 30, 2009 and represented 1.23% of total loans, which was equal to this ratio at June 30, 2009. In the third quarter of 2009, the Company had net charge offs totaling $4.9 million including $2.3 million in leases. For the first nine months of 2009, the Company had net charge-offs of $46.1 million including $41.4 million that were lease related.

-continued-

Capital

At September 30, 2009, stockholders’ equity was $269.1 million and book value per common share was $8.95. As of September 30, 2009, the Company’s leverage ratio was 9.46%. Tier I and total risk based capital ratios were 12.80% and 14.04%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: changes in the financial services industry and the U.S. and global capital markets, changes in economic conditions nationally, regionally and in the Company’s markets, the nature and timing of actions of the Federal Reserve Board and other regulators, the nature and timing of legislation affecting the financial services industry, government intervention in the U.S. financial system, passage by the U.S. Congress of legislation which unilaterally amends the terms of the U.S. Department of the Treasury’s preferred stock investment in the Company, changes in levels of market interest rates, pricing pressures on loan and deposit products, credit risks of the Company’s lending and leasing activities, customers’ acceptance of the Company’s products and services and competition. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of $2.8 billion and forty-eight (48) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, New Jersey offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$23,022	$23,140	$68,397	$66,126
Provision for Loan and Lease Losses	(4,718)	(3,273)	(45,177)	(12,698)
Noninterest Income (excluding investment securities gains)	3,554	4,218	11,584	13,199
Gains on investment securities	—	—	353	52
Noninterest Expense	(17,077)	(14,920)	(53,481)	(44,675)

Pretax Income (Loss)	4,781	9,165	(18,324)	22,004
Tax (Expense) Benefit	(2,770)	(3,309)	10,788	(7,728)

Net Income (Loss)	$2,011	$5,856	$(7,536)	$14,276

Dividends on Preferred Stock and Discount Accretion	(885)	—	(2,309)	—

Net Income (Loss) Available to Common Stockholders	$1,126	$5,856	$(9,845)	$14,276

Basic Earnings (Loss) Per Common Share	$0.05	$0.25	$(0.42)	$0.61
Diluted Earnings (Loss) Per Common Share	$0.05	$0.25	$(0.42)	$0.61
Dividends per Common Share	$0.05	$0.10	$0.25	$0.30
Weighted Average Shares - Basic	23,695	23,541	23,651	23,423
Weighted Average Shares - Diluted	23,731	23,623	23,651	23,518

SELECTED OPERATING RATIOS
Annualized Return on Average Assets*	0.29%	0.90%	NM	0.75%
Annualized Return on Average Common Equity*	3.77%	10.70%	NM	8.83%
Annualized Return on Interest Earning Assets	5.18%	6.12%	5.38%	6.22%
Annualized Cost of funds	1.84%	2.57%	2.00%	2.78%
Annualized Net interest spread	3.34%	3.55%	3.37%	3.44%
Annualized Net interest margin	3.62%	3.92%	3.68%	3.82%
Efficiency ratio**	62.07%	53.02%	64.00%	54.58%
Stockholders’ equity to total assets			9.72%	8.51%
Book value per common share***			$8.95	$9.30

			9/30/2009	12/31/2008
ASSET QUALITY RATIOS
Ratio of allowance for loan and lease losses to total loans ****			1.23%	1.23%
Non-performing loans to total loans ****			2.15%	0.81%
Non-performing assets to total assets ****			1.56%	0.78%
Allowance for loan and lease losses to non-performing loans ****			57%	151%

			9/30/2009	12/31/2008
SELECTED BALANCE SHEET DATA AT PERIOD-END
Loans and Leases			$1,964,624	$2,030,666
Allowance for Loan and Lease Losses			(24,149)	(25,053)
Investment Securities			576,160	392,288
Total Assets			2,769,463	2,642,625
Total Deposits			2,144,151	2,056,133
Short-Term Borrowings			62,001	62,363
Long-Term Debt			278,222	288,222
Stockholders’ Equity			269,100	220,941

SELECTED AVERAGE BALANCE SHEET DATA

	For the three months ended		For the nine months ended
	9/30/2009	9/30/2008	9/30/2009	9/30/2008
Loans and Leases, net	1,982,700	2,002,869	2,010,594	1,952,680
Investment Securities	521,468	359,888	458,995	379,012
Interest-Earning Assets	2,554,132	2,377,475	2,515,686	2,346,546
Total Assets	2,771,358	2,574,783	2,719,203	2,555,648
Core Deposits	1,556,868	1,431,794	1,481,678	1,407,042
Time Deposits	600,638	519,949	620,001	546,503
Total Deposits	2,157,506	1,951,743	2,101,679	1,953,545
Short-Term Borrowings	45,628	92,607	47,656	85,240
Long-Term Debt	204,657	221,638	208,858	208,126
Subordinated Debentures	77,322	77,322	77,322	77,322
Total Interest-Bearing Liabilities	2,162,776	2,036,829	2,126,636	2,025,025
Stockholders’ Equity	267,288	217,768	266,641	216,059
Common Stockholders’ Equity	211,501	217,768	218,288	216,059

*	Ratios for the nine months ended September 30, 2009 are not meaningful and therefore not reported.
**	Represents non-interest expense, excluding other real estate expense, other repossessed asset expense, and core deposit amortization, as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on sales of securities. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.
***	Excludes preferred stock
****	Includes leases held for sale

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

ASSETS	September 30, 2009	December 31, 2008
(dollars in thousands)	(unaudited)
Cash and due from banks	$37,180	$35,238
Federal funds sold and interest-bearing deposits due from banks	7,836	14,538
Total cash and cash equivalents	45,016	49,776

Investment securities available for sale	488,124	282,174
Investment securities held to maturity; fair value of $91,079 in 2009 and $111,881 in 2008	88,036	110,114
Loans:
Commercial	1,125,505	1,060,839
Leases	130,011	311,463
Residential mortgages	380,684	342,660
Consumer and home equity	319,478	315,704
Leases held for sale, at fair value	8,946	—
Total loans	1,964,624	2,030,666
Deferred cost	3,408	4,165
Allowance for loan and lease losses	(24,149)	(25,053)
Net loans	1,943,883	2,009,778
Premises and equipment - net	29,815	29,479
Accrued interest receivable	9,444	8,598
Goodwill	87,111	87,111
Other identifiable intangible assets	1,905	2,701
Bank owned life insurance	41,211	39,217
Other assets	34,918	23,677
TOTAL ASSETS	$2,769,463	$2,642,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$323,630	$302,492
Savings and interest-bearing transaction accounts	1,263,139	1,142,609
Time deposits under $100,000	348,182	393,549
Time deposits $100,000 and over	209,200	217,483
Total deposits	2,144,151	2,056,133
Federal funds purchased and securities sold under agreements to repurchase	62,001	62,363
Long-term debt	200,900	210,900
Subordinated debentures	77,322	77,322
Other liabilities	15,989	14,966
TOTAL LIABILITIES	2,500,363	2,421,684

STOCKHOLDERS’ EQUITY
Preferred stock, Series A, no par value, $1,000 liquidation value, authorized 1,000,000 shares; issued 59,000 shares at September 30, 2009	55,876	0
Common stock, no par value; authorized shares, 40,000,000; issued shares, 24,740,564 at September 30, 2009 and December 31, 2008	259,787	257,051
Accumulated Deficit	(35,028)	(19,246)
Treasury shares, at cost, 907,316 shares at September 30, 2009 and 1,053,561 at December 31, 2008	(12,477)	(14,496)
Accumulated other comprehensive income (loss)	942	(2,368)
TOTAL STOCKHOLDERS’ EQUITY	269,100	220,941
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,769,463	$2,642,625

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$28,633	$32,336	$87,931	$95,725
Federal funds sold and interest bearing deposits with banks	32	68	89	293
Taxable investment securities	3,775	3,331	10,566	10,369
Tax exempt investment securities	550	527	1,713	1,864
TOTAL INTEREST INCOME	32,990	36,262	100,299	108,251
INTEREST EXPENSE
Deposits	6,561	8,973	21,469	29,924
Federal funds purchased and securities sold under agreements to repurchase	29	437	96	1,356
Long-term debt	3,378	3,712	10,337	10,845
TOTAL INTEREST EXPENSE	9,968	13,122	31,902	42,125
NET INTEREST INCOME	23,022	23,140	68,397	66,126
Provision for loan and lease losses	4,718	3,273	45,177	12,698
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	18,304	19,867	23,220	53,428

NONINTEREST INCOME
Service charges on deposit accounts	2,768	2,857	8,134	8,262
Commissions and fees	1,045	847	2,741	2,672
Gain on investment securities	0	0	353	52
Income on bank owned life insurance	324	344	1,473	1,015
Gain (loss) on leasing related assets	(709)	109	(1,055)	921
Other income	126	61	291	329
TOTAL NONINTEREST INCOME	3,554	4,218	11,937	13,251
NONINTEREST EXPENSE
Salaries and employee benefits	8,545	8,282	25,867	24,379
Net occupancy expense	1,596	1,511	5,067	4,574
Furniture and equipment	1,235	1,165	3,719	3,697
Stationery, supplies and postage	394	370	1,215	1,243
Marketing expense	667	648	2,008	1,650
Amortization of core deposit intangibles	265	265	796	796
FDIC insurance expense	1,231	330	4,547	930
Collection expense	405	81	1,287	289
Other repossessed asset expense	133	0	917	34
Other expenses	2,606	2,268	8,058	7,083
TOTAL NONINTEREST EXPENSE	17,077	14,920	53,481	44,675
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	4,781	9,165	(18,324)	22,004
Provision for income taxes (benefit)	2,770	3,309	(10,788)	7,728
NET INCOME (LOSS)	$2,011	$5,856	$(7,536)	$14,276
Dividends on Preferred Stock and Discount Accretion	885	0	2,309	—
Net Income (Loss) Available to Common Stockholders	$1,126	$5,856	$(9,845)	$14,276

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.05	$0.25	$(0.42)	$0.61
Diluted	$0.05	$0.25	$(0.42)	$0.61

DIVIDENDS PER COMMON SHARE	$0.05	$0.10	$0.25	$0.30